Contacts:	Investors Anna Marie Dunlap SVP Investor Relations/Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media Cathy Kralik PondelWilkinson, Inc. 310-279-5982

CORINTHIAN BOARD APPOINTS
NEW DIRECTOR, TERRY O. HARTSHORN

Santa Ana, CA, September 22, 2005 – Corinthian Colleges, Inc. (NASDAQ:COCO) announced that its board of directors has appointed Terry O. Hartshorn to serve as a director and a member of the audit committee of the board, effective September 21, 2005.

Hartshorn’s appointment increases the number of Corinthian board members to eight directors from seven, including six non-employee directors. Hartshorn has been nominated and is expected to stand for election for a three-year term at the company’s November 2005 stockholders’ meeting. Michael Berry, an independent director, resigned effective September 18, 2005.

Hartshorn, 60, joins Corinthian’s board with more than 30 years of experience as a senior executive of a broad range of healthcare organizations, including start-up, growth and mature public and private companies. Most notably, in 1976 Hartshorn was the founding chief executive officer of PacifiCare Health Systems, Inc. He served in that position until 1993, growing the company to one of one of the largest consumer healthcare providers in the U.S.

Hartshorn currently serves as director of PacifiCare, which generates revenues in excess of $13 billion and has approximately 10,000 employees. In 1993, Hartshorn was named chief executive officer of UniHealth America, a not-for-profit healthcare organization with 10 hospitals, home-care programs and a majority interest in PacifiCare. Hartshorn left UniHealth in 1997 to serve as an investor, advisor and personal coach for start-up and early stage companies in a variety of industries.

Earlier in his career, Hartshorn held various senior management positions in physician group practices and hospitals. He began his career in 1969 as an officer with the U.S. Public Health Service.

“Terry Hartshorn has had a distinguished career in the healthcare industry,” said David G. Moore, Corinthian’s chairman of the board. “In particular, his experience at the helm of two multi-billion dollar healthcare organizations will be of great benefit as Corinthian makes the transition from an entrepreneurial organization to a large company. We also plan to rely on his counsel as we develop and launch new healthcare training programs. We welcome Terry as a valued addition to our board and look forward to his contributions.”

Hartshorn earned a Master’s degree in Hospital Administration from the University of California Los Angeles (UCLA) in 1969 and a Bachelor’s Degree in Business Administration from UCLA in 1966.

Hartshorn currently serves as a director on the boards of PacifiCare Health Systems, Inc. and the St. Joseph Ballet in Santa Ana, California.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 colleges in 24 states in the U.S. and 34 colleges and 14 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.

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